EARNINGS RELEASE FOR QUARTER ENDING SEPTEMBER 30, 2006

October 18, 2006
On September 21, 2006, First Busey Corporation and Main Street Trust, Inc. announced their intention to merge together to form the premier community bank in Central Illinois. The combined management teams are working diligently to ensure a seamless transition for our customers, shareholders and employees.
First Busey continues its expansion in the Central Illinois and Florida markets with the opening of three new banking centers during the summer of 2006. Based on strong growth opportunity in the Bloomington-Normal market, Busey Bank opened a full-service banking center in Normal, Illinois during June. Since its opening, this banking center has generated more than $10 million in deposits. Busey Bank, N.A. continued its expansion in Southwest Florida with the opening of two new banking centers in Ft. Myers and Cape Coral. As of September 30, these banking centers have generated $4.7 million in new deposits. The strong response to these new banking centers supports First Busey’s commitment to the Florida market.
Net income increased $83,000 or 1.1% to $7,642,000 for the quarter ending September 30, 2006, as compared to $7,559,000 for the comparable period in 2005. For the quarter ending September 30, 2006, earnings per share on a fully-diluted basis were $0.36, the same as the comparable period in 2005. On a year-to-date basis, net income increased $1,173,000 or 5.8% to $21,544,000 as compared to $20,371,000 for the comparable period in 2005. For the nine-month period ending September 30, 2006, earnings per share on a fully-diluted basis were $1.00, an increase of $0.02 or 2.0% from $0.98 for the comparable period in 2005.
Net interest income increased $927,000 or 5.0% to $19,401,000 in the third quarter of 2006 compared to $18,474,000 in the comparable quarter in 2005. Interest income increased $7,372,000 during the third quarter of 2006 compared to the same period in 2005 due primarily to loan growth combined with higher yields on investment securities and outstanding loans. Interest expense increased $6,445,000 during the third quarter of 2006 compared to the same period in 2005. The increase in interest expense reflects the combination of growth in deposits and a market-driven increase in deposit and borrowing rates.
Provision for loan losses was $300,000 during the third quarter of 2006 compared to $650,000 in the comparable period of 2005. As a percentage of total outstanding loans, the allowance for loan losses was 1.24% as of September 30, 2006 and 1.32% as of September 30, 2005.
Non-interest income increased $1,083,000 or 17.7% to $7,201,000 during the third quarter of 2006 compared to the same period in prior year. Growth in non-interest income is due primarily to growth in customer service fees and net security gains.
Non-interest expense increased $1,368,000 or 10.4% to $14,531,000 during the quarter ended September 30, 2006 compared to the same period in prior year, due primarily to increased operating costs and amortization expense associated with growth in the Florida market.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands, except per share data)
Earnings & Per Share Data

Net income	$7,642	$7,559	$21,544	$20,371
Basic earnings per share	0.36	0.36	1.01	0.99
Fully diluted earnings per share	0.36	0.36	1.00	0.98
Dividends per share	0.16	0.14	0.48	0.42

Average Balances

Assets	$2,357,133	$2,154,818	$2,303,594	$2,049,798
Investment securities	318,725	316,687	325,112	318,090
Loans	1,855,980	1,663,366	1,799,137	1,567,303
Earning assets	2,180,102	1,997,671	2,129,932	1,906,871
Deposits	1,874,521	1,713,590	1,831,061	1,628,218
Stockholders’ equity	175,795	153,831	172,689	144,856

Performance Ratios

Return on average assets	1.29%	1.39%	1.25%	1.33%
Return on average equity	17.25%	19.50%	16.68%	18.80%
Net interest margin	3.63%	3.75%	3.69%	3.72%
Efficiency ratio	53.83%	51.09%	54.98%	50.95%

Loan Performance

Net credit losses	$140	$357	$638	$570
Accruing loans 90+ days past due	2,176	913	2,176	913
Non-accrual loans	4,144	1,656	4,144	1,656
Foreclosed assets	824	222	824	222

	September 30,
	2006	2005
	(in thousands, except per share data)

Assets
Cash and due from banks	$52,341	$59,826
Federal funds sold	14,329	56,541
Investment securities	324,887	333,444

Loans	1,905,228	1,709,182
Less allowance for loan losses	(23,552)	(22,620)

Net loans	$1,881,676	$1,686,562

Premises and equipment, net	41,304	36,994
Goodwill and other intangibles	58,451	60,134
Other assets	46,233	44,071

Total assets	$2,419,221	$2,277,572

Liabilities & Stockholders’ Equity
Non-interest bearing deposits	$235,416	$256,933
Interest-bearing deposits	1,713,403	1,566,561

Total deposits	$1,948,819	$1,823,494

Federal funds purchased & securities sold under agreements to repurchase	57,147	48,025
Short-term borrowings	1,000	1,000
Long-term debt	161,708	175,501
Junior subordinated debt owed to unconsolidated trusts	55,000	50,000
Other liabilities	15,870	14,362

Total liabilities	$2,239,544	$2,112,382

Common stock	$22	$22
Common stock to be issued	8	495
Surplus	45,548	44,435
Retained earnings	141,024	126,150
Other comprehensive income	6,863	7,296
Treasury stock	(11,729)	(10,745)
Unearned ESOP shares	(2,058)	(2,456)
Deferred compensation for stock grants	(1)	(7)

Total stockholders’ equity	$179,677	$165,190

Total liabilities & stockholders’ equity	$2,419,221	$2,277,572

Per Share Data

Book value per share	$8.38	$7.70
Tangible book value per share	$5.65	$4.89
Ending number of shares outstanding	21,444,766	21,462,876

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands, except per share data)

Interest and fees on loans	$34,554	$27,670	$97,001	$75,453
Interest on investment securities	3,197	2,640	9,479	7,682
Other interest income	66	135	188	358

Total interest income	$37,817	$30,445	$106,668	$83,493

Interest on deposits	$14,553	$8,929	$38,597	$23,375
Interest on short-term borrowings	854	324	2,159	905
Interest on long-term debt	1,999	1,785	5,713	4,837
Junior subordinated debt owed to unconsolidated trusts	1,010	933	3,049	2,492

Total interest expense	$18,416	$11,971	$49,518	$31,609

Net interest income	$19,401	$18,474	$57,150	$51,884
Provision for loans losses	300	650	1,000	2,765

Net interest income after provision	$19,101	$17,824	$56,150	$49,119

Trust fees	$1,312	$1,366	$4,470	$4,277
Commissions and brokers’ fees	608	628	1,987	1,679
Fees for customer services	2,860	2,684	8,198	7,536
Gain on sale of loans	786	920	1,858	1,932
Net security gains	794	(106)	1,880	306
Other	841	626	1,885	1,907

Total non-interest income	$7,201	$6,118	$20,278	$17,637

Salaries and wages	$6,609	$6,062	$19,878	$16,697
Employee benefits	1,509	1,332	4,457	3,711
Net occupancy expense	1,310	1,255	3,814	3,323
Furniture and equipment expense	929	852	2,677	2,278
Data processing expense	450	429	1,344	1,496
Amortization expense	353	334	1,057	724
Other operating expenses	3,371	2,899	10,234	8,335

Total non-interest expense	$14,531	$13,163	$43,461	$36,564

Income before income taxes	$11,771	$10,779	$32,967	$30,192
Income taxes	4,129	3,220	11,423	9,821

Net Income	$7,642	$7,559	$21,544	$20,371

Per Share Data

Basic earnings per share	$0.36	$0.36	$1.01	$0.99
Fully-diluted earnings per share	$0.36	$0.36	$1.00	$0.98
Diluted average shares outstanding	21,441,315	21,130,157	21,444,888	20,745,085

First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has twenty-two banking centers serving Champaign, McLean, Ford, Peoria, and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana, and a loan production office in Ft. Myers, Florida. On September 30, 2006, Busey Bank had total assets of $2.0 billion. On July 29, 2005, First Busey Corporation acquired Tarpon Coast Bancorp, Inc. and its primary subsidiary, Tarpon Coast National Bank, Port Charlotte, Florida. Busey Bank Florida and Tarpon Coast National Bank merged at the close of business on February 17, 2006, and the resultant bank is Busey Bank, N.A. Busey Bank N.A. is headquartered in Port Charlotte, Florida, with nine banking centers serving Lee, Charlotte, and Sarasota Counties in Southwest Florida. Busey Bank N.A. had total assets of $444 million as of September 30, 2006. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com.
Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. is a provider of personal insurance products. Busey Investment Group has approximately $2.4 billion in assets under care.
First Busey Corporation’s common stock is traded on the Nasdaq Stock Exchange under the symbol “BUSE.” First Busey Corporation has a repurchase program in effect under which it is authorized to purchase up to 750,000 shares of stock.